EXHIBIT 7.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

AGREEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the Form 8-K/A for Denarii Resources Inc. dated November 27, 2009, and are in agreement with management’s determination that the financial statements for the quarter ending September 30, 2009 were filed without review.  For this reason, the previously issued financial statements included in the Company’s Form 10-Q for the period ended September 30, 2009 which was filed on or about November 23, 2009 should not be relied upon.

 /s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
April 20, 2010

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors

50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107 (888)727-8251 Fax: (888)782-2351